Exhibit 99.1

NEWS RELEASE

LANCER REPORTS FOURTH QUARTER RESULTS

SAN ANTONIO, TEXAS, March 7, 2005— Lancer Corporation (Amex: LAN) announced results of operations for the fourth quarter and year ended December 31, 2004.

Net sales for the three months ended December 31, 2004 were $31.8 million, up 18% from sales in the fourth quarter of 2003.  Record fourth quarter net earnings of $1.9 million in 2004 compared favorably to a net loss of $1.3 million in the same period of 2003.  Earnings per diluted share were $0.20 in the fourth quarter of 2004, versus a loss per share of $0.14 in the fourth quarter of 2003.

For the year ended December 31, 2004, net sales were $124.2 million, a 9% increase from sales in 2003.  Net earnings in 2004 were $10.1 million, or $1.06 per diluted share, compared to a net loss of $0.8 million, or $0.09 per share in 2003.

Currency exchange rate fluctuations had a positive impact on sales of 2% in the fourth quarter, and 3% in the full year. Additionally, Lancer received $7.0 million during the third quarter of 2004 from a settlement relating to a joint development project with a customer.  The $7.0 million is included in other income in Lancer’s Consolidated Statement of Operations for the twelve months ended December 31, 2004.

Christopher D. Hughes, Chief Executive Officer, commented:  “We made considerable progress in 2004.  Our sales growth reflected improvement in our markets, along with contributions from new products.  During 2004, we continued to strengthen our manufacturing results through cost reductions and improved efficiency, which resulted in higher profit margins.  Additionally, our financial position is strong.  We ended the year with $5.2 million of cash and no borrowings under our bank credit facility.”

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom.  Lancer is a vertically integrated manufacturer that employs approximately 1,200 people.  Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

LANCER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003

Net sales	$31,781	$27,019	$124,249	$113,500
Cost of sales	22,745	19,786	87,518	84,401

Gross profit	9,036	7,233	36,731	29,099

Selling, general and administrative expenses	6,340	7,617	28,900	28,613
Other operating (income) expenses	—	1,076	127	1,132

Operating income (loss)	2,696	(1,460)	7,704	(646)

Other income (expense):
Interest income (expense)	(42)	97	(499)	(329)
Income (loss) from joint ventures	283	(158)	1,107	(217)
Other income (expense), net	(423)	(237)	6,819	23
	(182)	(298)	7,427	(523)
Income (loss) from continuing operations before income taxes	2,514	(1,758)	15,131	(1,169)

Income tax expense	607	201	5,031	190

Income (loss) from continuing operations	1,907	(1,959)	10,100	(1,359)

Discontinued operations
Income (loss) from operations of discontinued Brazilian subsidiary	—	36	—	(196)
Income tax benefit (expense)	—	(740)	—	788
Income (loss) from discontinued operations	—	(704)	—	592
Net earnings (loss)	$1,907	$(1,255)	$10,100	$(767)

Common Shares Outstanding:
Basic	9,437,441	9,360,903	9,388,444	9,356,082
Diluted	9,577,709	9,360,903	9,503,582	9,356,082

Earnings Per Share:
Basic
Earnings (loss) from continuing operations	$0.21	$(0.21)	$1.08	$(0.15)
Income from discontinued operations	$—	$0.07	$—	$0.06
Net earnings (loss)	$0.21	$(0.14)	$1.08	$(0.09)

Diluted
Earnings (loss) from continuing operations	$0.20	$(0.21)	$1.06	$(0.15)
Earnings from discontinued operations	$—	$0.07	$—	$0.06
Net earnings (loss)	$0.20	$(0.14)	$1.06	$(0.09)

LANCER CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

ASSETS

	December 31,	December 31,
	2004	2003

Assets:
Cash	$5,196	$1,129
Net current receivables	18,344	16,016
Total inventories	24,495	24,502
Other assets	37,452	40,631

Total assets	$85,487	$82,278

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31,	December 31,
	2004	2003

Liabilities:
Accounts payable	$7,555	$6,609
Debt	1,477	11,003
Other liabilities	13,440	12,703
Total liabilities	$22,472	$30,315

Minority interest	—	—

Shareholders’ equity	63,015	51,963

Total liabilities and shareholders’ equity	$85,487	$82,278